EXHIBIT 99.1

FOR IMMEDIATE RELEASE
WEDNESDAY, FEBRUARY 5, 2003

HOTELS.COM ANNOUNCES FINAL RESULTS FOR 2002

DALLAS, TX, February 5, 2003 — Hotels.com (Nasdaq: ROOM), the largest specialized provider of discount lodging worldwide, today announced its final results for the 4th quarter and full year 2002. Preliminary results were released on January 6, 2003.

Hotels.com management will host a live conference call today at 11:00 am Eastern Time. The conference call will be webcast live on the Investor Relations section of the Company’s web site at www.hotels.com. To listen to the call, log on to the Company’s website at least 10 minutes prior to register, download and install any necessary audio software. The call will also be available via telephone by dialing (203) 748-8964, access code HOTEL. The call will be available for replay on the Investor Relations section of the Company’s website, www.hotels.com, approximately 2 hours after the completion of the call.

Full Year 2002 vs. Full Year 2001:	Q4 2002 vs. Q4 2001:
• • • • • • • •	Revenue: $945.4 mm, up 76%
Operating Income: $105.5 mm, up 567%
Net Income: $72.1 mm, up 459%
EPS: $1.23, up 446%
Adjusted EBITDA: $130.6 mm, up 60%
Adj. Net Income: $87.7 mm, up 52%
Adjusted EPS: $1.50, up 49%
Merchant room nights: 7.84 mm, up 85%	• • • • • • • •	Revenue: $272.6 mm, up 92%
Operating Income: $25.9 mm, up 395%
Net Income: $17.7 mm, up 269%
EPS: $0.30, up 261%
Adjusted EBITDA: $32.5 mm, up 42%
Adj. Net Income: $21.8 mm, up 40%
Adjusted EPS: $0.37, up 37%
Merchant nights: 2.23 mm, up 88%

Financial Data	3 Months Ended:			12 Months Ended:

			%			%
(in 000's, except per share data)	12/31/02	12/31/01	Change	12/31/02	12/31/01	Change

Revenue	$272,559	$141,668	+92%	$945,373	$536,497	+76%
Gross Profit	$81,673	$46,144	+77%	$287,734	$166,218	+73%
Net Income	$17,731	$4,805	+269%	$72,089	$12,907	+459%
Earnings Per Share, Diluted	$0.30	$0.08	+261%	$1.23	$0.23	+446%
Adjusted EBITDA[1]	$32,463	$22,858	+42%	$130,605	$81,449	+60%
Adjusted Net Income[1]	$21,816	$15,637	+40%	$87,726	$57,596	+52%
Adjusted Earnings Per Share, Diluted[1]	$0.37	$0.27	+37%	$1.50	$1.00	+49%
Weighted Average Shares O/S, Diluted	59,167	57,891	+2%	58,639	57,343	+2%
[1] See Notes 2 & 3 to Condensed Statement of Income
Operating Data
Room Nights Sold, net of cancellations[2]	2,226,718	1,187,000	+88%	7,837,512	4,243,000	+85%
Average Daily Rate	$117.93	$115.00	+3%	$117.17	$121.96	-4%
Cities Served[2]	325	178	+82%	325	178	+82%
Domestic	186	124	+50%	186	124	+50%
International	139	54	+64%	139	54	+64%
Properties[2]	7,723	4,567	+69%	7,723	4,567	+69%
Affiliates	33,973	23,808	+43%	33,973	23,808	+43%
[2] Merchant only; excludes commissionable lodging

Comments on 2002

David Litman, chief executive officer and co-founder of Hotels.com, commented, “2002 was a remarkable year of growth for our company. We increased revenues by 76% to $945 million versus our budget of $775 million, achieving an annualized rate of over $1 billion in the last two quarters of the year. Merchant room nights sold increased by 85% to nearly 8 million, and we sold an additional 1.1 million hotel room nights on a commission basis as well. Net income increased to a record $72.1 million, and our cash flow from operations exceeded $183 million for the year, providing ample internal funding for over $13 million in capital expenditures to support our future growth.

“Also,” he noted, “the scale of our operations increased significantly, as we now have more than 7,700 merchant lodging properties under contract in 325 destinations worldwide, more than 33,000 affiliates, and over 1,100 employees in the U.S., Europe and Asia.”

Bob Diener, president and co-founder, added: “Our revenues grew both through our direct channels as well as through our many thousands of affiliate partners. This growth was fueled partly by the increasing amount of product available from our hotel and lodging partners around the world, partly through increased marketing and advertising, partly through the addition of new affiliate partners, and also from the continuing movement of hotel and lodging to online booking. Online travel research expert PhocusWright expects that by the year 2005 fully 20% of all U.S. hotel rooms will be booked online, which is more than double the proportion booked online in 2002. These figures do not even take into account the enormous international hotel market, which is larger than the U.S. hotel market, or the large global vacation rental market, both of which are also moving online. Our growth rate in these two categories is even faster than our overall company growth rate.”

He added, “The most noteworthy event of 2002 for Hotels.com was the enormously successful launch of www.hotels.com, which produced over $150 million of revenue for us in the last nine months of 2002 after its launch on March 25th, including over $80 million in the fourth quarter alone, representing 30% of total revenue in the quarter. Consumer reaction to the new site was extremely strong, propelling it into the top 10 most visited travel sites in just a few months. We firmly believe that the launch of www.hotels.com had a positive impact on overall consumer awareness of booking hotels and lodging online. Our affiliates clearly benefited from this extra awareness, and we remain deeply committed to growing and supporting them even as we continue to grow the hotels.com brand.”

Current Trends

Mel Robinson, chief financial and strategic officer, stated: “While 2002 ended with an unusual pattern in our Average Daily Rate during Q4, we have begun to see ADR stabilize so far in 2003. ADR in January 2003 was up slightly from last January and also from December 2002. We see continuing evidence of modest but steady increases in ADR in our daily new bookings, and because our 2003 budget assumes that ADR is flat compared to the corresponding quarter of 2002, any increase in ADR is upside to our revenue budget. We are also encouraged by the growth in merchant room nights sold in January 2003 compared to last January, which were up 80% due in part to a strong pace of new bookings in the past few weeks.”

Mr. Litman added, “At this point in 2003, we are cautiously optimistic about the new year, although we are obviously keeping a careful eye on world events. We will continue to execute our plans to further globalize our company, particularly in Europe, and also in Asia. Our staff and operations in Paris and Hong Kong serve as important components in our plan to grow our international hotel business to be at least equal in size to our domestic hotel business over the next 6 years.”

Stock Repurchase Program

In early January the Company’s Board of Directors authorized the company to repurchase up to $100 million of the Company’s Class A common stock through open market or private transactions, depending upon market conditions, the company’s share price and other factors. During early January the company repurchased 1.55 million shares of its Class A common stock at an average price of $47.38, or approximately $73.5 million. The remainder of the $100 million board authorization is available for future purchases from time to time.

As a result of these repurchases, the company’s public float (the total number of Class A common shares outstanding, net of approximately 8.4 million shares held directly or indirectly by the Company’s founders) decreased to approximately 9.6 million shares from approximately 11.1 million shares. Including both Class A and Class B common shares (USA Interactive is the sole owner of approximately 39 million Class B shares), USA’s ownership in Hotels.com increased to 68.5% of the approximate 56.9 million combined outstanding shares of Class A and Class B common stock.

Revenue Presentation

As previously announced, our parent company USA Interactive voluntarily petitioned the SEC to review the presentation of revenue by Hotels.com and Expedia for merchant hotel revenue, as Hotels.com presents such revenue on a gross basis and Expedia on a net basis. The SEC has concluded its review, and will not object to Hotels.com’s revenue presentation.

This news release contains “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended. The Company has based these forward-looking statements on its current expectations and projections about future events, based on the information currently available to it. The forward-looking statements include statements relating to the Company’s anticipated financial performance, business prospects, new developments, new strategies and similar matters. The following important factors, in addition to those described under the section “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 (which is available upon request from the Company or on the Company’s website, www.hotels.com, under the heading “Investor Relations”) may affect the future results of the Company and cause those results to differ materially from those expressed in the forward-looking statements; material adverse changes in the economic conditions in the Company’s markets including as a result of terrorist actions; future regulatory actions and conditions in the Company’s operating areas; competition from others; product demand and market acceptance; the ability to protect proprietary information and technology or to obtain necessary licenses on commercially reasonable terms; and the ability to obtain and retain key executives and employees. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason.

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FOR FURTHER INFORMATION:

GENERAL and ANALYST INQUIRIES Molly Branch Director of Investor Relations Hotels.com 214-361-7311, ext. 1331 mbranch@hotels.com	MEDIA INQUIRIES Lois Fuhr Fuhr & Associates 206-236-0606 lfuhr@fuhrassoc.com

HOTELS.COM
Condensed Statement of Income
(Unaudited)
(In thousands, except for per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2002	2001	2002	2001

Revenues	$272,559	$141,668	$945,373	$536,497
Cost of revenues (4)	190,886	95,524	657,639	370,279

Gross profit	81,673	46,144	287,734	166,218
Operating expenses:
Selling general & administrative (5)	49,210	23,286	157,129	84,769
Non-cash marketing and distribution expenses (6)	4,763	4,765	19,618	16,976
Amortization of goodwill (7)	—	11,784	—	46,394
Depreciation	963	407	2,525	1,108
Amortization — other	818	664	2,961	1,160

Total operating expenses	55,754	40,906	182,233	150,407

Income from operations	25,919	5,238	105,501	15,811
Interest & other income, net	1,360	1,386	5,405	8,313

Income before income tax	27,279	6,624	110,906	24,124
Provision for income tax	9,548	1,819	38,817	11,217

Net Income (1)	$17,731	$4,805	$72,089	$12,907

Net income per share (basic) (4)	$0.30	$0.08	$1.25	$0.23

Net income per share (diluted) (4)	$0.30	$0.08	$1.23	$0.23

Weighted average shares outstanding (basic)	58,321	57,063	57,730	56,460

Weighted average shares outstanding (diluted)	59,167	57,891	58,639	57,343

Reconciliation of Income From Operations to Adjusted EBITDA (2) (3):
Income from operations	25,919	5,238	105,501	15,811
Adjustment for non-cash expense:
Depreciation	963	407	2,525	1,108
Amortization — other	818	664	2,961	1,160
Amortization of goodwill (7)	—	11,784	—	46,394
Non-cash marketing and distribution expenses (6)	4,763	4,765	19,618	16,976

Adjusted EBITDA (2) (3)	$32,463	$22,858	$130,605	$81,449

Reconciliation of Net Income to Adjusted Net Income (2) (3):
Net income	$17,731	$4,805	$72,089	$12,907
Adjustment for non-cash expenses:
Depreciation	963	407	2,525	1,108
Amortization — other	818	664	2,961	1,160
Amortization of goodwill (7)	—	11,784	—	46,394
Non-cash marketing and distribution expenses (6)	4,763	4,765	19,618	16,976

Total non-cash expenses	6,544	17,620	25,104	65,638

Adjusted pre-tax income before non-cash expenses	24,275	22,425	97,193	78,545
Tax impact of non-cash expenses	2,459	6,788	9,467	20,949

Adjusted net income (2) (3)	$21,816	$15,637	$87,726	$57,596

Adjusted EPS Excluding Certain Non-Cash Charges (basic) (3) (4)	$0.37	$0.27	$1.52	$1.02

Adjusted EPS Excluding Certain Non-Cash Charges (diluted) (3) (4)	$0.37	$0.27	$1.50	$1.00

Weighted average shares outstanding (basic)	58,321	57,063	57,730	56,460

Weighted average shares outstanding (diluted)	59,167	57,891	58,639	57,343

Notes:

(1)	Net income for the three and twelve months ended December 31, 2001 reflects adjustments to increase tax expense resulting from the change in estimated valuation and amortization of non-deductible goodwill for tax purposes, which was recorded at the time of the Company’s initial public offering.

(2)	Adjusted EBITDA is defined as income from operations, plus (a) depreciation, (b) amortization of non-cash distribution and marketing expense, (c) non-cash compensation, and (d) amortization of other intangibles (and goodwill in 2001). Adjusted Net Income is defined as net income, plus (a) depreciation, (b) amortization of non-cash distribution and marketing expense, (c) non-cash compensation, and (d) amortization of other intangibles (and goodwill in 2001), all net of related tax expense. Adjusted EPS is defined as Adjusted Net Income divided by weighted average shares outstanding (basic and diluted).

(3)	Adjusted EBITDA, Adjusted Net Income and Adjusted EPS are presented for informational purposes only and should not be considered as a substitute for the historical financial information presented in accordance with generally accepted accounting principles. The Company believes Adjusted EBITDA and Adjusted EBITDA as a percentage of revenue (“Adjusted EBITDA Margin”) provides investors and analysts with useful information concerning the Company’s cash operating profits and its cash operating margins, and assists investors and analysts in comparing the Company with other industry peers. Furthermore, the Company has historically used Adjusted EBITDA and Adjusted EBITDA Margin as an internal measure of the Company’s performance. The Company believes that Adjusted Net Income and Adjusted EPS are logically derived from Adjusted EBITDA and are similarly useful to investors and analysts.

(4)	Cost of Revenues in Q4 2002 includes a reserve of $1.35 million for potential occupancy taxes. The effect of this reserve on EPS and Adjusted EPS in Q4 was approximately 1.5 cents per share.

(5)	SG&A includes advertising and marketing expense of $15,254 and $2,760 for the three months ended December 31, 2002 and 2001, respectively, and $41,321 and $10,605 for the twelve months ended December 31, 2002 and 2001, respectively. Also includes $0.7 million in non-recurring expenses related to the USA Interactive proposed exchange offering for the full year 2002.

(6)	Non-cash marketing and distribution expense includes amortization of warrants issued to affiliates, and non-cash marketing expense of $0.9 million related to television advertising on USA Networks during the three months ended March 31, 2002.

(7)	In 2002, the Company adopted FAS 142 which precludes amortization of goodwill. Therefore, the pretax income, net income, and earnings per share for 2001 are not directly comparable to 2002 because of the non-amortization of goodwill and the related tax effect.

HOTELS.COM
Selected Balance Sheet Data
(Unaudited)
(In thousands)

	Dec 31,	Dec 31,
	2002	2001

Cash & cash equivalents	$18,209	$53,376
Short-term investments held for sale	377,661	165,581
Fixed assets, net	18,638	8,699
Accounts payable	74,664	53,679
Deferred revenue	76,356	37,679